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                                                                      Exhibit 99


                                                         R. Jasper  201-847-7160

                                                                January 21, 1999



            BECTON DICKINSON REPORTS 16 PERCENT E.P.S. INCREASE FOR
              FISCAL FIRST QUARTER;  REVENUES INCREASE 10 PERCENT

     Franklin Lakes, NJ (January 21, 1999) Becton Dickinson and Company (NYSE:BDX) announced today results for its fiscal first quarter, which ended December 31, 1998. Diluted earnings per share were $.29, a 16 percent increase over $.25 a year ago. Reported revenues for the quarter increased by 10 percent from the first quarter of fiscal 1998 to $769 million. Year-to-year changes in currency exchange rates reduced reported revenues by an estimated $4 million and earnings per share by an estimated $.01.

     The company noted that gross profit margin, a key measure of manufacturing productivity, increased to 49.8 percent, reflecting the continuing leverage in this area.

     During the quarter, the company benefited from a favorable one-time $7 million tax judgment in Brazil, which was reflected in this quarter's income tax provision. The company expects its full year tax rate to be about 25 percent, which is at the low end of its customary 25-30 percent range.

     By business segment, medical supplies and devices revenues grew 14 percent to $425 million compared with $373 million in last year's first quarter. These revenues reflected excellent growth from the prefillable syringe business and the infusion therapy business, which included the results from the purchase last April of the Medical Devices

Division (MDD) of The BOC Group. This segment's growth rate was unfavorably affected by a decrease in revenues for the diabetes health care business versus the first quarter last year, when unusually high revenue growth in advance of a January 1998 price increase was reported.

     Diagnostic systems revenues increased to $344 million, a 4 percent increase over the prior fiscal year's first quarter. The quarter's results reflected good growth in the company's flow cytometry, sample collection and tissue culture businesses. Infectious disease diagnostics revenues were about the same as last year, although the company noted that its BDProbeTec ET instrument, which was recently introduced in Europe, is expected to contribute to revenues in the second half of fiscal 1999.

     By geographic area, revenues outside the United States were $390 million, a 24 percent increase. The MDD acquisition contributed to the strong revenue growth. Revenues inside the United States were $379 million, a decrease of 2 percent, primarily due to the diabetes health care business revenues discussed earlier.

     Clateo Castellini, chairman, president and chief executive officer, said:
"We continue to be pleased with our earnings performance as we strive to increase our relevance and drive towards our ambitious plans for growth. We are confident that we will report record earnings for the year and that sales growth will continue to show acceleration from recent years."

     This press release may contain certain forward-looking statements (as defined under Federal securities laws) regarding the company's performance, including future revenues, products and income, or events or developments that the company expects to occur or anticipates occurring in the future. All such statements are based upon current expectations of the company and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described in any forward-looking statement. Factors that could cause actual results to vary materially from any forward-looking statement include, but are not limited to, competitive factors, changes in regional, national or foreign economic conditions, changes in interest or foreign currency exchange rates, delays in product introductions, Year 2000 issues, and changes in health care or other governmental regulation, as well as other factors discussed herein and in the company's filings with the Securities and Exchange Commission.

                     -Selected Financial Schedules Follow-

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BECTON DICKINSON AND COMPANY
SELECTED FINANCIAL SCHEDULES
Amounts in thousands, except per-share data

                                    Three Months Ended December 31,
INCOME STATEMENTS                       1998        1997     % Change
-----------------------------------  ----------  ----------  ---------
REVENUES                              $768,966    $701,640        9.6

Cost of products sold                  385,710     354,803        8.7
Selling and administrative             223,116     199,140       12.0
Research and development                49,310      44,630       10.5
-----------------------------------   --------    --------
TOTAL OPERATING COSTS
 AND EXPENSES                          658,136     598,573       10.0
-----------------------------------   --------    --------

OPERATING INCOME                       110,830     103,067        7.5

Interest expense, net                  (17,871)    (10,241)      74.5
Other income (expense), net              1,025      (2,233)        NM
-----------------------------------   --------    --------

INCOME BEFORE
 INCOME TAXES                           93,984      90,593        3.7

Income tax provision                    17,826      26,272      (32.1)
-----------------------------------   --------    --------

NET INCOME                            $ 76,158    $ 64,321       18.4
-----------------------------------   --------    --------

EARNINGS PER SHARE

 Basic                                   $0.30       $0.26       15.4
 Diluted                                 $0.29       $0.25       16.0
-----------------------------------   --------    --------

AVERAGE SHARES OUTSTANDING

 Basic                                 248,320     243,624
 Diluted                               265,419     256,574
-----------------------------------   --------    --------

NM - Not Meaningful


                                    Three Months Ended December 31,
SUMMARY OF REVENUES                       1998        1997   % Change
-----------------------------------   --------    --------   --------

BY BUSINESS SEGMENT

Medical Supplies and Devices          $425,165    $372,565       14.1
Diagnostic Systems                     343,801     329,075        4.5
-----------------------------------   --------    --------

 TOTAL                                $768,966    $701,640        9.6
-----------------------------------   --------    --------

BY GEOGRAPHIC AREA

United States                         $379,233    $388,585       (2.4)
International                          389,733     313,055       24.5
-----------------------------------   --------    --------

 TOTAL                                $768,966    $701,640        9.6
-----------------------------------   --------    --------

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